Exhibit 3.1

DEED OF AMENDMENT OF	DMO/6010477/10964492
THE ARTICLES OF ASSOCIATION	01-10-2015
TORNIER N.V.	1
(NEW NAME: WRIGHT MEDICAL GROUP N.V.)
(unofficial translation)

Today, the first of October two thousand and fifteen,

appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

Dennis Frederik Alexander Mollema, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Haarlem on the first of February nineteen hundred and seventy-six.

The appearing person declared as follows:

•	the articles of association of the public limited company (naamloze vennootschap) Tornier N.V., having its seat in Amsterdam, its address at 1097 JB Amsterdam, Prins Berhardplein 200, registered in the trade register under number 34250781 (the “company”), were lastly amended by deed executed on the twenty-eighth of June two thousand and thirteen before P.H.N. Quist, civil-law notary in Amsterdam;

•	on proposal of the board of directors, the general meeting of the company resolved to amend the articles of association of the company partially on the eighteenth of June two thousand and fifteen;

•	furthermore, it was decided to authorise the appearing person to effect such amendment of the articles of association;

•	that these resolutions are evidenced by a copy of the minutes of the relevant meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the company partially, in pursuance of the referred resolutions, so:

Article 2 paragraph 1 will read as follows:

1.	The name of the company is: Wright Medical Group N.V.

Article 4 paragraph 1 will read as follows:

1.	The company’s authorized capital amounts to nine million six hundred thousand euros (EUR 9,600,000) and is divided into three hundred and twenty million (320,000,000) ordinary shares, each share with a par value of three euro cents (EUR 0.03).

Final statement

Finally the appearing person declared upon the current amendment of the articles of association taking effect, the issued and paid-up capital will amount to EUR 3,071,310.30.

Final clause

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at